Exhibit 99.1

Discovery Labs Reports First Quarter 2008 Financial Results

Warrington, PA — May 6, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced financial results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported a net loss of $9.7 million (or $0.10 per share) on 96.6 million weighted average common shares outstanding compared to a net loss of $8.3 million (or $0.12 per share) on 70.0 million weighted average common shares outstanding for the same period in 2007. As of March 31, 2008, the Company had cash and marketable securities of $41.5 million and 96.7 million common shares outstanding.

The increase in net loss primarily reflects investments in the Company’s operations (i) to prepare for the anticipated approval in the U.S. of SURFAXIN® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants, including pre-launch commercialization and medical affairs activities, and (ii) for the further development of Aerosurf™, aerosolized Surfactant Replacement Therapy (SRT). Discovery Labs’ SRT pipeline is based on its novel KL-4 technology. KL-4 is a synthetic peptide that is structurally similar to pulmonary surfactant protein B (SP-B), a substance produced naturally in the lungs and essential for survival and normal respiratory function. Discovery Labs believes that, with its KL-4 technology, SRT has the potential, for the first time, to be developed into a series of respiratory therapies to address patients in the Neonatal Intensive Care Unit (NICU), Pediatric Intensive Care Unit (PICU), Intensive Care Unit (ICU) and other hospital settings.

Select Company Updates:

•
On May 1, 2008, the Company received an Approvable Letter from the U.S. Food and Drug Administration (FDA) for SURFAXIN. This official notification sets forth comments that must be addressed to gain U.S. marketing approval for SURFAXIN. The Company believes that the steps required to file a response to the Approvable Letter may be completed in the upcoming 6 to 8 weeks and the response may potentially be designated by the FDA as a Class 1 resubmission with a review target of 60 days, rather than the longer 6 month review target. The overall timeline may be shortened or extended following discussions with the FDA to clarify certain requests in the Approvable Letter. Importantly, the Approvable Letter contains no requirement for additional clinical trials to gain SURFAXIN approval.

•
On March 28, 2008 Discovery Labs and Chrysalis Technologies (Chrysalis, a division of Philip Morris USA, Inc.), agreed to modify their collaboration arrangement. Under the modified collaboration, Discovery Labs will assume full responsibility, effective July 1, 2008, to further develop the capillary aerosolization technology into devices for potential clinical and commercial application. Also under the modified collaboration, Chrysalis will pay to Discovery Labs $4.5 million to support further device development activities and Discovery Labs will have a significantly reduced obligation to Chrysalis for the payment of future revenue-based royalties. Discovery Labs retains its original exclusive worldwide rights to the capillary aerosolization technology and has received expanded rights in the United States to the capillary aerosolization technology for use with other drugs for respiratory diseases in the hospital setting. The Company is developing its capillary aerosolization technology for use with AEROSURF, the Company’s aerosolized SRT delivered through minimally invasive methods, which the Company believes holds the promise to significantly expand the use of surfactants in both neonatal and pediatric critical care medicine.

John G. Cooper, Executive Vice President and Chief Financial Officer of Discovery Labs, commented, “The Company remains optimistic that SURFAXIN will be approved in 2008. Because of the recent Approvable Letter, we will need to conserve resources and focus our efforts on gaining approval of SURFAXIN. We will also continue to advance the development of AEROSURF. The cash burn for the second quarter is estimated to be between $9-10 million.”

First Quarter 2008 Operating Results:

The net loss for the quarter ended March 31, 2008 was $9.7 million compared to $8.3 million for the same period in 2007. Included in the first quarter 2008 and 2007 net loss is a charge of $1.1 million and $0.6 million, respectively, associated with stock-based compensation per Financial Accounting Standards No. 123R (“FAS 123(R)”).

The primary components of the first quarter 2008 results included:

•
$2.0 million of revenue recognized in association with the modification of the collaboration with Chrysalis, in which Chrysalis agreed to pay $4.5 million to the Company to support further development of the aerosolization capillary technology, of which $2.0 million became payable within 30 days of execution of the modified arrangement and $2.5 million will be payable upon completion of technology transfer, which is expected to be completed no later than June 30, 2008.

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manufacturing development expenses (included in research and development expenses) of $4.3 million, associated with (i) activities for manufacturing, quality assurance and analytical chemistry capabilities to ensure compliance with current good manufacturing practices (cGMP) to support the production of clinical and potential commercial drug requirements for the Company’s SRT pipeline and (ii) activities related to the development and optimization of the initial version of the capillary aerosolization technology system necessary to administer AEROSURF.

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research and development expenses (excluding manufacturing development expenses) of $2.9 million associated with (a) internal research and development capabilities (scientific and clinical trial management, regulatory compliance, data management and biostatistics) (b) internal medical affairs capabilities (including medical science liaisons) to provide medical and scientific education to support the potential commercial launch of SURFAXIN and the Company’s SRT pipeline, and (c) direct program expenses to advance the Company’s SRT pipeline, primarily (i) preparatory and preclinical activities for anticipated Phase 2 clinical trials for AEROSURF for the prevention and treatment of RDS in premature infants, and (ii) activities related to the ongoing Phase 2 clinical trial to evaluate the use of SURFAXIN in children up to two years of age with Acute Respiratory Failure (ARF).

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general and administrative expenses of $4.5 million, including $1.3 million of pre-launch commercialization activities in anticipation of the approval of SURFAXIN related to the establishment of the Company’s own U.S. commercial operations. In addition, of the $1.1 million total Company expense associated with stock-based employee compensation resulting from FAS123(R), $0.7 million is included in general and administrative expenses.

Financial Arrangements as of March 31, 2008:

The Company has approximately 5.2 million common shares available for issuance under its Committed Equity Financing Facility (CEFF) for future financings (not to exceed $35.5 million). Use of the CEFF is subject to certain conditions, including the volume weighted average price of the Company’s common stock on each trading day must be at least $2.00.

The Company has a $12.5 million secured credit facility with GE Business Financial Services, Inc. to finance capital expenditures. As of March 31, 2008, $5.2 million was outstanding under this facility ($2.8 million is classified as a current liability and $2.4 million is classified as a long-term liability) and $4.9 million remained available for future use. The ability to draw under the facility expires May 30, 2008, however, the agreement includes a best efforts undertaking to consider a 6-month extension.

The Company had $9.8 million outstanding under its long-term loan with PharmaBio Development Inc. d/b/a Novaquest (a strategic investment group of Quintiles Transnational Corp). The outstanding principal, together with all accrued interest from July 1, 2006, is due and payable on April 30, 2010.

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is structurally similar to pulmonary surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to advance respiratory medicine and address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

SURFAXIN®, the Company’s lead product from its SRT pipeline, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. SURFAXIN is also being developed for other neonatal and pediatric indications. AEROSURF™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs may be unable to timely respond, if at all, to the recent approvable letter for Surfaxin; Discovery Labs may not succeed in the FDA or other regulatory agency review process, including that such regulatory authority may not approve the marketing and sale of Surfaxin or any other drug product that Discovery Labs may develop, or such regulatory agency may further delay and/or limit marketing of Surfaxin or any of Discovery Labs’ drug products by indication or impose other label limitations; Discovery Labs may not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); changes in the national or international political and regulatory environment may make it more difficult for Discovery Labs to gain FDA or other regulatory approval of its products; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs’ significant, time-consuming and costly research and development activities, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any of its products may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs may be unable to successfully manufacture or provide adequate supplies of drug substances on a timely basis; Discovery Labs may be unable to transfer its manufacturing technology to third-party contract manufacturers or its contract manufacturers or any of its materials suppliers may encounter problems manufacturing drug products or drug substances on a timely basis or manufacture in amounts sufficient to meet demand; Discovery Labs and its collaborators may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2008	2007

Revenue	$2,050	$--
Operating expenses (1) :
Research and development	7,232	5,422
General and administrative	4,505	2,754
Total operating expenses	11,737	8,176
Operating loss	(9,687)	(8,176)
Other income / (expense)	(27)	(134)
Net loss	$(9,714)	$(8,310)
Net loss per common share	$(0.10)	$(0.12)

Weighted average number of common shares outstanding	96,649	69,989

(1)
Expenses include a charge for stock-based employee compensation in accordance with the provisions of FAS 123(R). For the three months ended March 31, 2008 and 2007, the charges associated with FAS 123(R) were $1.1 million ($0.4 million in R&D and $0.7 million in G&A) and $0.6 million ($0.2 million in R&D and $0.4 million in G&A), respectively.

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS	(unaudited)
Current Assets:
Cash and marketable securities	$41,545	$53,007
Prepaid expenses and other current assets	2,442	611
Total Current Assets	43,987	53,618
Property and equipment, net	6,766	7,069
Restricted Cash	600	600
Other assets	1,320	1,457
Total Assets	$52,673	$62,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,927	$757
Accrued expenses	4,608	7,087
Equipment loan and other liabilities	2,794	2,625
Total Current Liabilities	9,329	10,469
Long-Term Liabilities:
Loan payable, including accrued interest	9,781	9,633
Equipment loan and other liabilities	3,265	3,861
Total Liabilities	22,375	23,963
Stockholders' Equity	30,298	38,781
Total Liabilities and Stockholders' Equity	$52,673	$62,744